Exhibit 99.1

UPDATED NOTICE OF EXPECTED BLACKOUT PERIOD

To:	Directors and Executive Officers of Expedia, Inc.

Re:	Updated Notice of Expected Imposition of Blackout Period Relating to Expedia Stock

Date:	December 14, 2011

This is an update to the notice provided to you on November 18, 2011 regarding an expected temporary suspension of trading in Expedia, Inc. equity securities during a short “blackout period” that is expected to be imposed under the Expedia Retirement Savings Plan in connection with the anticipated one-for-two reverse stock split and spin-off of TripAdvisor, Inc. During the expected blackout period, participants in Expedia’s Retirement Savings Plan will be temporarily unable to effect certain transactions involving the Expedia Stock Fund within such Plan, including making investment exchanges into or out of, or taking distributions or loans of money invested in, Expedia common stock in the Expedia Stock Fund.

The blackout period for Expedia’s Retirement Savings Plan initially was expected to begin during the calendar week of December 11, 2011 and end during the calendar week of December 18, 2011; however, due to a revision in the expected timing of the spin-off, the blackout period is now expected to begin during the calendar week of December 18, 2011 and end prior to or during the calendar week of December 25, 2011. Other than the change in the timing of the expected blackout period, the information provided to you in the November 18, 2011 notice has not changed.

Keep in mind that we expect that the blackout period will occur during a closed window under the Expedia Securities Trading Policy. Accordingly, you are prohibited from trading in Expedia securities under Company policy in addition to the restrictions described above.

As stated in the November 18, 2011 notice, the rules relating to the blackout period and trading suspension are complex and the criminal and civil penalties that could be imposed upon directors and executive officers who violate them could be severe. Please contact Bob Dzielak at (425) 679-3644 or at bdzielak@expedia.com if you have any questions.